SOUTHWEST AIRLINES REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

DALLAS, TEXAS - January 26, 2023 - Southwest Airlines Co. (NYSE: LUV) (the “Company”) today reported its fourth quarter and full year 2022 financial results:

•Fourth quarter net loss of $220 million, or $0.37 loss per diluted share
•Fourth quarter net loss, excluding special items1, of $226 million, or $0.38 loss per diluted share
•Full year net income of $539 million, or $0.87 per diluted share
•Full year net income, excluding special items, of $723 million, or $1.16 per diluted share
•Record fourth quarter and full year operating revenues of $6.2 billion and $23.8 billion, respectively
•Liquidity2 of $13.3 billion, well in excess of debt outstanding of $8.1 billion

Bob Jordan, President and Chief Executive Officer, stated, "Due to the operational disruptions in late December, which resulted in more than 16,700 flight cancellations, we incurred a fourth quarter pre-tax negative impact of approximately $800 million (or approximately $620 million on an after-tax basis), which resulted in a fourth quarter 2022 net loss. Despite the negative financial impacts in first quarter 2022 due to the Omicron variant and in fourth quarter 2022 due to the operational disruptions, we generated full year 2022 net income, excluding special items, of $723 million.

"With regard to the operational disruptions, I am deeply sorry for the impact to our Employees and Customers. We have swiftly taken steps to bolster our operational resilience and are undergoing a detailed review of the December events. In addition, our Board of Directors has established an Operations Review Committee that is working with the Company's Management to help oversee the Company's response. As part of our efforts, we are also conducting a third-party review of the December events and are reexamining the priority of technology and other investments planned in 2023.

"Based on current revenue and cost trends, we currently expect a first quarter 2023 net loss. However, we are encouraged by current booking trends in March 2023. Our 2023 plan continues to support solid profits with year-over-year margin expansion for full year 2023. We remain intent on achieving the long-term financial goals outlined at our December 2022 Investor Day. We also intend to regain our 51-year reputation for operational excellence. As ever, I am grateful for our Employees and their resilience and steadfast focus on Safety, Customer Service, and Teamwork. They remain the heart and soul of Southwest Airlines."

Guidance and Outlook
The following tables introduce or update selected financial guidance for first quarter and full year 2023, as applicable:

	1Q 2023 Estimation	Previous estimation
Operating revenue, year-over-year	Up 20% to 24%	Not provided
ASMs (a), year-over-year	Up ~10%	No change
Economic fuel costs per gallon[1,3]	$3.25 to $3.35	$3.00 to $3.10
Fuel hedging premium expense per gallon	$0.06	No change
Fuel hedging cash settlement gains per gallon	$0.16	No change
ASMs per gallon (fuel efficiency)	78 to 80	Not provided
CASM-X (b), year-over-year[4]	Up 2% to 4%	Flat to up 2%
Scheduled debt repayments (millions) (c)	~$60	~$20
Interest expense (millions)	~$65	No change

	2023 Estimation	Previous estimation
ASMs, year-over-year	Up 16% to 17%	Up ~15%
Economic fuel costs per gallon[1,3]	$2.90 to $3.00	$2.85 to $2.95
Fuel hedging premium expense per gallon	$0.06	No change
Fuel hedging cash settlement gains per gallon	$0.14	$0.13
CASM-X, year-over-year[4]	Down 6% to 8%	Down 1% to 3%
Scheduled debt repayments (millions) (c)	~$85	~$80
Interest expense (millions)	~$250	No change
Aircraft (d)	843	841
Effective tax rate	23% to 24%	Not provided
Capital spending (billions) (e)	$4.0 to $4.5	No change
(a) Available seat miles (ASMs, or capacity). The Company's flight schedule is currently published for sale through August 14, 2023. The Company continues to expect second quarter 2023 capacity to increase approximately 14 percent, year-over-year.
(b) Operating expenses per available seat mile, excluding fuel and oil expense, special items, and profitsharing.
(c) The Company expects to retire approximately $50 million in principal related to a lease buyout transaction in first quarter 2023, shifting this payment forward from the previous monthly payments scheduled throughout the remainder of 2023 and beyond. Combined with the retirement of $191 million in principal related to a lease buyout transaction in fourth quarter 2022, the Company's full year 2023 scheduled debt repayments remained roughly the same as its previous guidance.
(d) Aircraft on property, end of period. The Company ended 2022 with 770 Boeing 737 aircraft. The Company continues to estimate approximately 100 Boeing 737 aircraft deliveries in 2023, including 30 737-8 (-8) aircraft deliveries expected in first quarter 2023. The Company continues to expect to retire 27 737-700 (-700) aircraft in 2023, including 5 -700 retirements in first quarter 2023. As a result of receiving two additional -8 deliveries in fourth quarter 2022, as compared with the Company's previous estimation, the Company now expects to end 2023 with 843 aircraft, compared with its previous guidance of 841 aircraft. The delivery schedule for the 737-7 (-7) is dependent on the Federal Aviation Administration (FAA) issuing required certifications and approvals to The Boeing Company (Boeing) and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and the Company therefore offers no assurances that current estimations and timelines are correct.
(e) Represents the Company's current estimate, which continues to assume approximately 100 737 aircraft deliveries and $1.2 billion in non-aircraft capital spending in 2023.

Revenue Results and Outlook:
•Record fourth quarter 2022 operating revenues of $6.2 billion, a 7.7 percent increase compared with fourth quarter 2019
•Record full year 2022 operating revenues of $23.8 billion, a 6.2 percent increase compared with full year 2019
•Fourth quarter 2022 operating revenues per available seat mile (RASM, or unit revenues) increased 14.9 percent driven primarily by record fourth quarter passenger yields, which increased 10.6 percent, coupled with a load factor increase of 0.4 points, all compared with fourth quarter 2019
•Fourth quarter 2022 managed business revenues were down 20 percent compared with fourth quarter 2019

While the Company's fourth quarter 2022 operating revenues were negatively impacted by approximately $410 million due to the flight cancellations in December, the Company's revenue performance leading up to the operational disruptions was strong and trending in line with previous guidance. Despite the flight cancellations, the Company had record fourth quarter operating revenues. As expected, fourth quarter 2022 managed business revenues remained below 2019 levels. The Company experienced sequential improvement from October to November, resulting in fourth quarter 2022 managed business revenues down 20 percent, compared with fourth quarter 2019, in line with previous guidance. In addition, the Company's fourth quarter 2022 operating revenues benefited from its loyalty program, including elevated point redemptions for flights and incremental revenue from its co-brand credit card agreement, as well as a continuation of increased take-rates for Upgraded Boarding following the digital self-service launch in August 2022.

Thus far in January 2023, the Company has experienced an increase in flight cancellations and a deceleration in bookings, primarily for January and February 2023 travel, which are assumed to be associated with the operational disruptions in December 2022. As a result, the Company currently estimates a negative revenue impact in the range of $300 million to $350 million in first quarter 2023. Encouragingly, booking trends have improved sequentially this month, including notable strength in Rapid Rewards® redemptions. Currently, March 2023 leisure booking and yield trends appear strong, and are trending in line with the Company's expectations at the time of its Investor Day in early December 2022. The recent improvements in close-in booking trends are encouraging, and the

Company currently expects March 2023 managed business revenues to be roughly restored to March 2019 levels.

Fuel Costs and Outlook:
•Fourth quarter 2022 fuel costs were $3.18 per gallon1—in line with previous guidance—and included $0.03 per gallon in premium expense and $0.35 per gallon in favorable cash settlements from fuel derivative contracts
•Full year 2022 fuel costs were $3.07 per gallon1—in line with previous guidance—and included $0.04 per gallon in premium expense and $0.49 per gallon in favorable cash settlements from fuel derivative contracts
•Fourth quarter 2022 fuel efficiency improved 2.0 percent compared with fourth quarter 2019 due to more Boeing 737-8 aircraft, the Company's most fuel-efficient aircraft, as a percentage of its total fleet
•As of January 20, 2023, the fair market value of the Company's fuel derivative contracts settling in 2023 and 2024 was an asset of $561 million
The Company's multi-year fuel hedging program continues to provide insurance against spikes in energy prices and significantly offset the market price increase, year-over-year, in jet fuel in fourth quarter and full year 2022. The Company's current fuel derivative contracts contain a combination of instruments based in West Texas Intermediate and Brent crude oil. The economic fuel price per gallon sensitivities3 provided in the table below assume the relationship between Brent crude oil and refined products based on market prices as of January 20, 2023.

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums
Average Brent Crude Oil price per barrel	1Q 2023	2023
$60	$2.45 to $2.55	$2.20 to $2.30
$70	$2.80 to $2.90	$2.50 to $2.60
$80	$3.10 to $3.20	$2.80 to $2.90
Current Market (a)	$3.25 to $3.35	$2.90 to $3.00
$90	$3.40 to $3.50	$3.05 to $3.15
$100	$3.65 to $3.75	$3.35 to $3.45
$110	$3.90 to $4.00	$3.60 to $3.70

Fair market value	$80 million	$363 million
Estimated premium costs	$30 million	$121 million
(a) Brent crude oil average market prices as of January 20, 2023, were $87 and $85 per barrel for first quarter and full year 2023, respectively.

In addition, the Company is providing its maximum percentage of estimated fuel consumption5 covered by fuel derivative contracts in the following table:

Period	Maximum fuel hedged percentage (a)
2023	50%
2024	39%
(a) Based on the Company's current available seat mile plans. The Company is currently 56 percent hedged in first quarter 2023, 51 percent hedged in second quarter 2023, and 47 percent hedged in second half 2023.

Non-Fuel Costs and Outlook:
•Fourth quarter 2022 operating expenses of $6.6 billion, a 29.5 percent increase compared with fourth quarter 2019
•Fourth quarter 2022 operating expenses, excluding fuel and oil expense, special items, and profitsharing, increased 35.9 percent compared with fourth quarter 2019
•Fourth quarter 2022 CASM-X increased 44.9 percent compared with fourth quarter 2019
•Full year 2022 CASM-X increased 22.1 percent compared with full year 2019
•Accrued $127 million of profitsharing expense for 2022 for the benefit of Employees

The significant increase in fourth quarter 2022 CASM-X, compared with fourth quarter 2019, was largely due to the negative financial impacts of the December 2022 operational disruptions. The Company incurred a net increase of approximately $390 million in operating expenses due to the December 2022 operational disruptions—an additional 23-point CASM-X growth headwind compared with fourth quarter 2019. The majority of the 23-point CASM-X increase was due to travel expense reimbursements to Customers and the estimated value of Rapid Rewards® points offered as a gesture of goodwill to Customers and that are expected to be redeemed, with the remainder of the increase driven primarily by premium pay and additional compensation for Employees. Excluding the impact from the operational disruptions, the Company's fourth quarter 2022 CASM-X growth rate was trending roughly 4 points higher than the high end of its previous guidance range of up 14 percent to 18 percent, compared with fourth quarter 2019, primarily due to an increase in labor accruals for the Company's open labor contracts. The Company continues to monitor relative market compensation to evaluate its labor accruals in an effort to provide competitive market-based compensation packages for its Employees.

The Company continues to experience year-over-year inflationary and other cost pressures in first quarter 2023, in particular from higher labor rates and accruals for all Employee work groups, as well as higher rate estimates for benefits and airport costs. The Company currently expects its first quarter 2023 CASM-X to increase in the range of 2 percent to 4 percent, year-over-year—approximately two points higher than its previous guidance of flat to up 2 percent, year-over year. Half of the two-point increase is attributable to a continuation of premium pay in January 2023 related to the December 2022 operational disruptions, and the remainder of the increase is primarily due to an increase in labor accruals for the Company's open labor contracts.

The Company currently expects its full year 2023 CASM-X to decrease in the range of 6 percent to 8 percent, year-over-year—approximately five points lower than its previous guidance to decrease in the range of 1 percent to 3 percent, year-over-year. The vast majority of the five-point decrease in 2023 is due to the year-over-year impact from lower fourth quarter 2022 available seat miles and higher fourth quarter 2022 operating expenses than expected—both attributable to the December 2022 operational disruptions—offset slightly by an increase in 2023 labor accruals for the Company’s open labor contracts. The Company plans to hire more than 7,000 new Employees, net of attrition, in 2023, a nearly 40 percent decrease from 2022 net hiring levels.

Fourth quarter 2022 net interest expense, which is included in Other expenses, decreased $163 million, year-over-year, primarily due to a $109 million year-over-year increase in interest income driven primarily by higher interest rates, coupled with a $55 million year-over-year decrease in interest expense primarily due to various debt repurchases and repayments throughout 2022, as well as elimination of the debt discount as a result of the Company’s adoption of Accounting Standards Update (ASU) No. 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.

Capacity, Fleet, and Capital Spending:
The Company's full year 2022 capacity decreased 5.6 percent, compared with full year 2019, which was roughly one point lower than previous guidance of down 4.5 percent, due to flight cancellations from the December 2022 operational disruptions. Prior to the operational disruptions, the Company expected its 2023 capacity to increase approximately 15 percent, year-over-year. The Company's 2023 capacity growth plans currently remain unchanged. However, as a result of lower capacity in 2022, the Company's 2023 capacity is expected to increase in the range of 16 percent to 17 percent, year-over-year. As previously indicated, nearly all planned 2023 capacity additions will go to restoring the network and adding breadth and depth in existing Southwest markets.

The Company received 33 Boeing 737-8 aircraft during fourth quarter 2022, including two additional -8 aircraft deliveries than previously planned, for a total of 68 -8 aircraft deliveries in 2022, compared with previous guidance of 66. The Company ended 2022 with 770 aircraft, which reflects 26 -700 aircraft retirements, including five retirements in fourth quarter. Due to Boeing's supply chain challenges and the current status of the -7 certification, the Company did not receive all 114 contractually scheduled 737 deliveries in 2022. The Company expects the remaining 46 contractual undelivered aircraft to shift into future years. Based on continued discussions with Boeing regarding the pace of expected deliveries, the Company continues to estimate it will receive approximately 100 737 aircraft deliveries in 2023, which differs from its contractual order book displayed in the table below. During first quarter 2023, the Company expects to receive approximately 30 -8 aircraft deliveries. The Company continues to expect to retire 27 -700 aircraft in 2023, including five -700 retirements in first quarter. As a result of the two additional -8 deliveries in fourth quarter 2022, the Company now expects to end 2023 with 843 aircraft, compared with its previous guidance of 841 aircraft.

The Company’s full year 2022 capital expenditures were $3.9 billion, relatively in line with the Company's guidance of $4.0 billion. The Company continues to estimate its 2023 capital spending to be in the range of $4.0 billion to $4.5 billion, which assumes approximately 100 737 aircraft deliveries in

2023. The Company’s 2023 capital spending guidance continues to include approximately $1.2 billion in non-aircraft capital spending. Including both capital spending and operating expense budgets, the Company currently expects to spend approximately $1.3 billion in 2023 on technology investments, upgrades, and system maintenance.

Since the Company's previous Investor Day disclosure on December 7, 2022, the Company converted four 2023 -7 firm orders to -8 firm orders in fourth quarter 2022. Additionally, in January 2023, the Company exercised 10 -7 options for delivery in 2024. The following tables provide further information regarding the Company's contractual order book and compare its contractual order book as of January 26, 2023, with its previous order book as of December 7, 2022. For purposes of the delivery schedule below, the Company has included the remaining 46 of its 2022 contractual undelivered aircraft (14 -7s and 32 -8s) within its 2023 contractual commitments. Given current supply chain and aircraft delivery delays, the Company will continue working with Boeing to solidify future delivery dates.
Current 737 Contractual Order Book as of January 26, 2023:

	The Boeing Company
	-7 Firm Orders		-8 Firm Orders		-7 or -8 Options	Total
2023	31		105		—	136	(c)
2024	51		—		35	86
2025	30		—		56	86
2026	30		15		40	85
2027	15		15		6	36
2028	15		15		—	30
2029	20		30		—	50
2030	—		55		—	55
2031	—		—		—	—
	192	(a)	235	(b)	137	564
(a) The delivery timing for the -7 is dependent on the FAA issuing required certifications and approvals to Boeing and the Company. The FAA will ultimately determine the timing of the -7 certification and entry into service, and the Company therefore offers no assurances that current estimations and timelines are correct.
(b) The Company has flexibility to designate firm orders or options as -7s or -8s, upon written advance notification as stated in the contract.
(c) The Company has included the remaining 46 of its 2022 contractual undelivered aircraft (14 -7s and 32 -8s) within its 2023 contractual commitments. Due to Boeing's supply chain challenges and the current status of the -7 certification, the Company currently estimates approximately 100 737 aircraft deliveries in 2023. The 2023 contractual detail is as follows:

	The Boeing Company
	-7 Firm Orders	-8 Firm Orders	Total
2022 Contractual Deliveries Remaining	14	32	46
2023 Contractual Deliveries	17	73	90
2023 Contractual Total	31	105	136
.

Previous 737 Contractual Order Book as of December 7, 2022 (a):

	The Boeing Company
	-7 Firm Orders	-8 Firm Orders	-7 or -8 Options	Total
2022	14	100	—	114
2023	21	69	—	90
2024	41	—	45	86
2025	30	—	56	86
2026	30	15	40	85
2027	15	15	6	36
2028	15	15	—	30
2029	20	30	—	50
2030	—	55	—	55
2031	—	—	—	—
	186	299	147	632
(a) The 'Previous 737 Contractual Order Book' is for reference and comparative purposes only. It should no longer be relied upon. See 'Current 737 Contractual Order Book' for the Company's current aircraft order book.

Liquidity and Capital Deployment:
•The Company ended 2022 with $12.3 billion in cash and short-term investments and a fully available revolving credit line of $1.0 billion
•The Company had a net cash position6 of $4.2 billion, and adjusted debt7 to invested capital8 (leverage)9 of 47 percent as of December 31, 2022
•The Company paid $611 million during fourth quarter 2022 to retire debt and finance lease obligations, including the maturity of its 2.75% $300 million Notes due November 2022; the retirement of $191 million in principal related to a lease buyout transaction; the extinguishment of $103 million in principal of various unsecured notes for a cash payment of $104 million; and $16 million in scheduled debt payments
•The Company paid $3.1 billion during full year 2022 to retire a total of $2.9 billion in principal of debt and finance lease obligations, compared with its previous guidance of $2.6 billion, due to the early repayment of fourth quarter 2022 extinguishments noted above

Awards and Recognitions:
•Named to FORTUNE's list of World's Most Admired Companies for 2022; ranked #28
•#1 Marketing Carrier in Customer Satisfaction per the U.S. Department of Transportation10
•Named Loyalty Program of the Year for Rapid Rewards Program and recognized for providing the Best Loyalty Credit Card by the 2022 Freddie Awards; Received the 2022 Freddie Awards title of Best Customer Service

•Named the top domestic airline for customer service by the 2022 Elliot Readers' Choice Customer Service Awards
•Named a Top 100 Company in 2022 by BetterInvesting Magazine
•Ranked #2 in the Best Airlines for 2022 list by The Points Guy
•Named to Glassdoor's Best Places to Work list in 2022 for the 13th consecutive year
•Named to the Best Employers for Diversity 2022 list by Forbes
•Designated a 2022 Military Friendly Company by Viqtory
•Named as A Best Place To Work For LGBTQ+ Equality in 2022 from the Human Rights Campaign Foundation
•Designated one of the Best Companies for Latinos to Work 2022 by Latino Leaders Magazine
•Named a Best Place to Work for Disability Inclusion after achieving a top score on Disability:IN's 2022 Disability Equality Index

Environmental, Social, and Governance (ESG):
•Published the Company's annual integrated corporate social responsibility and environmental sustainability report—the Southwest Airlines One Report—a comprehensive, integrated report that includes information on the Company's Citizenship efforts and key topics including People, Performance, and Planet, along with reporting guided by the Global Reporting Initiatives (GRI) Standards, Sustainability Accounting Standards Board (SASB), and United Nations Sustainable Development Goals (UNSDG) frameworks
•Published the Southwest Airlines Diversity, Equity, & Inclusion Report (DEI), a companion piece to the One Report. This comprehensive report is focused on the Company's current DEI priorities and path forward
•Published an Environmental Policy Statement to guide the Company's meaningful steps to address its environmental impact
•Announced an investment into SAFFiRE Renewables, LLC (SAFFiRE), a company formed by D3MAX, LLC, as part of a Department of Energy (DOE) backed project to develop and produce scalable sustainable aviation fuel (SAF). Funded with a DOE grant matched by the Company's investment, SAFFiRE is expected to utilize technology developed by the DOE's National Renewable Energy Laboratory to convert corn stover, a widely available feedstock in the U.S., into renewable ethanol that then would be upgraded into SAF
•Brought sustainable aviation fuel (SAF) to Oakland International Airport (OAK) in August 2022—the first airline to bring SAF to OAK
•Launched additional opportunities for Southwest® Business Customers to support and advance sustainability initiatives within their corporate travel portfolios

•Reached agreement with 4AIR to offer corporate Customers participating in the Company's SAF Beta Program with independently verified assurance for the Scope 3 emission reduction rights associated with their support of expanding SAF in the Company's operations
•Joined forces with academic, technology, and nonprofit partners to launch the Contrail Impact Task Force. The cross-sectoral task force was established to explore the formation and mitigation of persistent condensation trails, or “contrails,” that might affect the climate impact of some flights
•Purchased offsets equivalent to the carbon emissions generated by the Company’s Employee business11 and charitable12 travel for 202113
•Expanded the Company's Repurpose with Purpose program to include a new partner—the Tropical Agricultural and Higher Education Center (CATIE). CATIE aims to promote a route to achieve Inclusive Green Development, through the construction of human capital, and institutional strengthening for research, development, and external projection
•Donated more than $4 million in transportation to 76 grant recipients through the carrier's Medical Transportation Grant Program
•Announced Angelo State University (ASU) and Texas Southern University (TSU) as university partners in the airline’s First Officer development and recruitment program: Destination 225°. ASU is a Hispanic-Serving Institution in San Angelo, Texas, and TSU is the first Historically Black College or University (HBCU) to join Destination 225° which provides a pathway for qualified collegiate aviators to join the Southwest Team as professional Pilots. In addition, announced Advanced Airlines and SkyWest Airlines as Destination 225° program partners
•The 2022-2023 school year marks the 25th anniversary of the Southwest Airlines Adopt-A-Pilot program, which has inspired thousands of fifth-grade students across the country through fun, STEM-centered activities, and experiments since 1997
•Awarded 15 scholarships for a total commitment of $260,000 over four years to the 2022 Southwest Airlines Scholarship Program recipients
•Launched a SAF website page describing the Company's SAF efforts, including its SAF Policy
•Launched a Partners website page dedicated to highlighting key organizations the Company is partnering with to advance environmental sustainability
•Visit southwest.com/citizenship for details about the Company's ongoing ESG efforts

Fourth Quarter and Full Year 2022 Supplemental Financial Results
(unaudited)

The Company believes certain 2022 measures compared with 2019 are also relevant due to the significant impacts in 2020 and 2021 from the pandemic. Therefore, the below supplemental information is provided for reference.

As reported
	Three months ended December 31,			Year ended December 31,
(in millions, except per share and unit costs)	2022	2019	Percent Change	2022	2019	Percent Change
Net income	$(220)	$514	n.m.	$539	$2,300	(76.6)
Net income per share, diluted	$(0.37)	$0.98	n.m.	$0.87	$4.27	(79.6)
Operating revenues	$6,172	$5,729	7.7	$23,814	$22,428	6.2
Operating expenses	$6,558	$5,064	29.5	$22,797	$19,471	17.1
Operating expenses, excluding Fuel and oil expense	$4,973	$3,959	25.6	$16,822	$15,124	11.2
Operating expenses, excluding Fuel and oil expense and profitsharing	$5,022	$3,695	35.9	$16,695	$14,457	15.5
RASM (cents)	16.46	14.32	14.9	16.04	14.26	12.5
Passenger revenue yield per RPM (cents)	17.70	16.00	10.6	17.29	15.82	9.3
CASM (cents)	17.49	12.66	38.2	15.36	12.38	24.1
CASM, excluding Fuel and oil expense and profitsharing (cents)	13.39	9.24	44.9	11.25	9.19	22.4
Fuel costs per gallon, including fuel tax	$3.27	$2.09	56.5	$3.10	$2.09	48.3
Revenue passengers carried (000s)	32,899	34,299	(4.1)	126,586	134,056	(5.6)
Available seat miles (ASMs)	37,490	40,004	(6.3)	148,467	157,254	(5.6)
Load factor	83.5%	83.1%	0.4 pts.	83.4%	83.5%	(0.1) pts.
Active fulltime equivalent Employees	66,656	60,767	9.7	66,656	60,767	9.7

Adjusted for special items
	Three months ended December 31,			Year ended December 31,
(in millions, except per share and unit costs)	2022	2019	Percent Change	2022	2019	Percent Change
Net income (loss)	$(226)	$514	n.m.	$723	$2,300	(68.6)
Net income (loss) per share, diluted	$(0.38)	$0.98	n.m.	$1.16	$4.27	(72.8)
Operating revenues	$6,172	$5,729	7.7	$23,814	$22,428	6.2
Operating expenses	$6,516	$5,064	28.7	$22,694	$19,471	16.6
Operating expenses, excluding Fuel and oil expense	$4,973	$3,959	25.6	$16,787	$15,124	11.0
Operating expenses, excluding Fuel and oil expense and profitsharing	$5,022	$3,695	35.9	$16,660	$14,457	15.2
RASM (cents)	16.46	14.32	14.9	16.04	14.26	12.5
Passenger revenue yield per RPM (cents)	17.70	16.00	10.6	17.29	15.82	9.3
CASM (cents)	17.38	12.66	37.3	15.29	12.38	23.5
CASM, excluding Fuel and oil expense and profitsharing (cents)	13.39	9.24	44.9	11.22	9.19	22.1
Fuel costs per gallon, including fuel tax (economic)	$3.18	$2.09	52.2	$3.07	$2.09	46.9
Revenue passengers carried (000s)	32,899	34,299	(4.1)	126,586	134,056	(5.6)
Available seat miles (ASMs)	37,490	40,004	(6.3)	148,467	157,254	(5.6)
Load factor	83.5%	83.1%	0.4 pts.	83.4%	83.5%	(0.1) pts.
Active fulltime equivalent Employees	66,656	60,767	9.7 pts.	66,656	60,767	9.7 pts.

Conference Call
The Company will discuss its fourth quarter and full year 2022 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call please go to
www.southwestairlinesinvestorrelations.com.

Footnotes
1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Items (also referred to as "excluding special items").
2Includes $12.3 billion in cash and cash equivalents, short-term investments, and a fully available revolving credit line of $1.0 billion.
3Based on the Company's existing fuel derivative contracts and market prices as of January 20, 2023, first quarter and full year 2023 economic fuel costs per gallon are estimated to be in the range of $3.25 to $3.35 and $2.90 to $3.00, respectively, compared with the Company's previous estimations in the range of $3.00 to $3.10 and $2.85 to $2.95, respectively. Economic fuel cost projections do not reflect the potential impact of special items because the Company cannot reliably predict or estimate the hedge accounting impact associated with the volatility of the energy markets, or the impact to its financial statements in future periods. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort. See Note Regarding Use of Non-GAAP Financial Measures.
4Projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for these projected results is not meaningful or available without unreasonable effort.
5The Company's maximum fuel hedged percentage is calculated using the maximum number of gallons that are covered by derivative contracts divided by the Company's estimate of total fuel gallons to be consumed for each respective period. The Company's maximum number of gallons that are covered by derivative contracts may be at different strike prices and at strike prices materially higher than the current market prices. The volume of gallons covered by derivative contracts that ultimately get exercised in any given period may vary significantly from the volumes used to calculate the Company's maximum fuel hedged percentages, as market prices and the Company's fuel consumption fluctuate.
6Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
7Adjusted debt is calculated as the sum of short-term debt of $42 million and long-term debt of $8.0 billion, and the net present value of aircraft rentals of $1.1 billion related to operating leases.
8Invested capital is calculated as adjusted debt7 of $9.2 billion plus adjusted equity of $10.3 billion. Adjusted equity is defined as total stockholders’ equity of $10.7 billion less accumulated other comprehensive income of $344 million and the cumulative retained earnings impact of unrealized gains and/or losses associated with ineffective fuel hedge derivatives that will settle in future periods of $22 million.
9Leverage is calculated as adjusted debt7 of $9.2 billion divided by invested capital8 of $19.5 billion.
10The Department of Transportation (DOT) ranks all U.S. carriers based on the lowest ratio of complaints per 100,000 passengers enplaned, as published in the DOT Air Travel Consumer Report (ATCR). Southwest earned the best Customer Satisfaction ranking among U.S. Marketing Carriers for January through October 2022, the most recent time period published in the ATCR, and has held the best U.S. Marketing Carrier ranking for 28 of the past 32 years. A Marketing Carrier is an airline that advertises under a common brand name, sells reservations, manages frequent flyer programs, and is ultimately responsible for the airline’s consumer policies. Operating Carriers only handle the flight operations, passenger check-in/boarding, and baggage handling for the respective

Marketing Carriers they serve—Operating Carriers are not responsible for DOT complaints related to policies, procedures, and advertising associated with the Marketing Carrier’s brand.
11Company Non-Revenue Must Ride (NRMR) flights, inclusive of all Frontline and Headquarters Employees’ work-related travel, including deadheading Employees. This excludes flights flown on other airlines.
12E-passes donated to national and local charitable partners and programs.
13The funds used to purchase the 2021 offsets came from the Southwest Airlines Foundation, a corporate advised fund facilitated by Silicon Valley Community Foundation. The 2021 offsets were purchased through a donation to Carbonfund, a non-profit that provides carbon offsetting and greenhouse gas reduction options to individuals, businesses, and organizations.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s estimates of the number of, and financial and operational effects of, the flight cancellations; (ii) the Company’s expectations regarding its operational resilience; (iii) the Company's financial and operational outlook, expectations, goals, plans, and projected results of operations, including factors and assumptions underlying the Company's expectations and projections; (iv) the Company’s intention to regain its reputation for operational excellence; (v) the Company's plans and expectations with respect to capacity and capacity additions, including factors and assumptions underlying the Company's expectations and projections; (vi) the Company's expectations with respect to fuel costs, hedging gains, and fuel efficiency, and the Company's related management of risks associated with changing jet fuel prices, including factors underlying the Company's expectations; (vii) the Company's plans, estimates, and assumptions related to repayment of debt obligations, interest expense, effective tax rate, and capital spending, including factors and assumptions underlying the Company's expectations and projections; (viii) the Company's plans, expectations, and goals regarding its fleet and fleet delivery schedule, including fleet utilization and factors and assumptions underlying the Company's plans and expectations; (ix) the Company’s expectations regarding passenger demand, bookings, and yields, including with respect to managed business travel; (x) expected redemption amounts associated with gestures of goodwill to Customers; (xi) the Company’s labor plans and expectations; (xii) the Company’s 2023 hiring plans and expectations; and (xiii) the Company's network plans and expectations, including with respect to restoring its network and adding breadth and depth in existing markets. These forward-looking statements are based on the Company's current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the number and amount of Customer reimbursement requests received and granted by the Company; (ii) the emergence of additional costs or effects associated with the cancelled flights, including litigation, government investigation and actions, and internal actions; (iii) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iv) the Company's dependence on its workforce, including its ability to employ sufficient numbers of qualified Employees to effectively and efficiently maintain its operations; (v) the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), consumer perception, economic conditions, fears of terrorism or war, socio-demographic trends, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (vi) the Company's dependence on Boeing with respect to the Company's aircraft deliveries, fleet and capacity plans, operations, strategies, and goals; (vii) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company's fuel hedging strategies and positions, on the Company's business plans and results of operations; (viii) the Company's dependence on Boeing and the Federal Aviation Administration with respect to the certification of the Boeing 737-7 aircraft; (ix) the Company's dependence on other third parties, in particular with respect to its fuel supply and Global Distribution Systems, and the impact on the Company's operations and results of operations of any third party delays or non-performance; (x) the impact of labor matters on the Company's business decisions, plans, and strategies; (xi) any negative developments related to the COVID-19 pandemic, including, for example, with respect to the duration, spread, severity, or any recurrence of the COVID-19 pandemic or any new variant strains of the underlying virus; the effectiveness, availability, and usage of COVID-19 vaccines; the impact of government mandates, directives, orders, regulations, and other governmental actions related to COVID-19 on the Company's business plans and its ability to retain key Employees; the extent of the impact of COVID-19 on overall demand for air travel and the Company's related business plans and decisions; and the impact of the COVID-19 pandemic on the Company's access to capital; (xii) the impact of governmental regulations and other governmental actions on the Company's business plans and operations; and (xiii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2022	2021	Percent Change	2022	2021	Percent Change
OPERATING REVENUES:
Passenger	$5,541	$4,557	21.6	$21,408	$14,066	52.2
Freight	43	47	(8.5)	177	187	(5.3)
Other	588	447	31.5	2,229	1,537	45.0
Total operating revenues	6,172	5,051	22.2	23,814	15,790	50.8

OPERATING EXPENSES, NET:
Salaries, wages, and benefits	2,605	2,225	17.1	9,376	7,743	21.1
Payroll support and voluntary Employee programs, net	—	3	n.m.	—	(2,960)	n.m.
Fuel and oil	1,585	1,049	51.1	5,975	3,310	80.5
Maintenance materials and repairs	228	208	9.6	852	854	(0.2)
Landing fees and airport rentals	380	364	4.4	1,508	1,456	3.6
Depreciation and amortization	367	323	13.6	1,351	1,272	6.2
Other operating expenses	1,393	684	103.7	3,735	2,394	56.0
Total operating expenses, net	6,558	4,856	35.0	22,797	14,069	62.0

OPERATING INCOME (LOSS)	(386)	195	n.m.	1,017	1,721	(40.9)

OTHER EXPENSES (INCOME):
Interest expense	68	123	(44.7)	340	467	(27.2)
Capitalized interest	(8)	(9)	(11.1)	(39)	(36)	8.3
Interest income	(116)	(7)	n.m.	(217)	(13)	n.m.
Loss on extinguishment of debt	1	15	(93.3)	193	28	n.m.
Other (gains) losses, net	(45)	(5)	n.m.	12	(50)	n.m.
Total other expenses (income)	(100)	117	n.m.	289	396	(27.0)

INCOME (LOSS) BEFORE INCOME TAXES	(286)	78	n.m.	728	1,325	(45.1)
PROVISION (BENEFIT) FOR INCOME TAXES	(66)	10	n.m.	189	348	(45.7)
NET INCOME (LOSS)	$(220)	$68	n.m.	$539	$977	(44.8)

NET INCOME (LOSS) PER SHARE:
Basic	$(0.37)	$0.11	n.m.	$0.91	$1.65	(44.9)
Diluted	$(0.37)	$0.11	n.m.	$0.87	$1.61	(45.7)

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	594	592	0.3	593	592	0.2
Diluted	594	603	(1.5)	642	609	5.4

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts) (unaudited)

	Three months ended			Year ended
	December 31,			December 31,
	2022	2021	Percent Change	2022	2021	Percent Change
Fuel and oil expense, unhedged	$1,701	$1,086		$6,780	$3,350
Add: Premium cost of fuel contracts designated as hedges	26	14		105	57
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(142)	(51)		(910)	(97)
Fuel and oil expense, as reported	$1,585	$1,049		$5,975	$3,310
Add (Deduct): Fuel hedge contracts settling in the current period, but for which losses (gains) were reclassified from AOCI	(28)	(11)		(40)	8
Add (Deduct): Premium cost of fuel contracts not designated as hedges	(14)	11		(28)	43
Fuel and oil expense, excluding special items (economic)	$1,543	$1,049	47.1	$5,907	$3,361	75.8

Total operating expenses, net, as reported	$6,558	$4,856		$22,797	$14,069
Add (Deduct): Payroll support and voluntary Employee programs, net	—	(3)		—	2,960
Add (Deduct): Fuel hedge contracts settling in the current period, but for which losses (gains) were reclassified from AOCI	(28)	(11)		(40)	8
Add: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	1		—	3
Add (Deduct): Premium cost of fuel contracts not designated as hedges	(14)	11		(28)	43
Deduct: Impairment of long-lived assets	—	(12)		(35)	(12)
Total operating expenses, excluding special items	$6,516	$4,842	34.6	$22,694	$17,071	32.9
Deduct: Fuel and oil expense, excluding special items (economic)	(1,543)	(1,049)		(5,907)	(3,361)
Operating expenses, excluding Fuel and oil expense and special items	$4,973	$3,793	31.1	$16,787	$13,710	22.4
Add (Deduct): Profitsharing expense	49	(43)		(127)	(230)
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$5,022	$3,750	33.9	$16,660	$13,480	23.6

Operating income (loss), as reported	$(386)	$195		$1,017	$1,721
Add (Deduct): Payroll support and voluntary Employee programs, net	—	3		—	(2,960)
Add (Deduct): Fuel hedge contracts settling in the current period, but for which losses (gains) were reclassified from AOCI	28	11		40	(8)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	(1)		—	(3)
Add (Deduct): Premium cost of fuel contracts not designated as hedges	14	(11)		28	(43)
Add: Impairment of long-lived assets	—	12		35	12
Operating income (loss), excluding special items	$(344)	$209	n.m.	$1,120	$(1,281)	n.m.

Other (gains) losses, net, as reported	$(45)	$(5)		$12	$(50)
Add: Mark-to-market impact from fuel contracts settling in current and future periods	17	1		41	7
Add (Deduct): Premium cost of fuel contracts not designated as hedges	14	(11)		28	(43)
Add (Deduct): Unrealized mark-to-market adjustment on available for sale securities	3	—		(4)	—
Other (gains) losses, net, excluding special items	$(11)	$(15)	(26.7)	$77	$(86)	n.m.

	Three months ended			Year ended
	December 31,			December 31,
	2022	2021	Percent Change	2022	2021	Percent Change
Income (loss) before income taxes, as reported	$(286)	$78		$728	$1,325
Add (Deduct): Payroll support and voluntary Employee programs, net	—	3		—	(2,960)
Add (Deduct): Fuel hedge contracts settling in the current period, but for which losses (gains) were reclassified from AOCI	28	11		40	(8)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	—	(1)		—	(3)
Add: Impairment of long-lived assets	—	12		35	12
Deduct: Mark-to-market impact from fuel contracts settling in current and future periods	(17)	(1)		(41)	(7)
Add (Deduct): Unrealized mark-to-market adjustment on available for sale securities	(3)	—		4	—
Add: Loss on extinguishment of debt	1	15		193	28
Income (loss) before income taxes, excluding special items	$(277)	$117	n.m.	$959	$(1,613)	n.m.

Provision (benefit) for income taxes, as reported	$(66)	$10		$189	$348
Add (Deduct): Net income (loss) tax impact of fuel and special items (a)	15	22		47	(690)
Provision (benefit) for income taxes, net, excluding special items	$(51)	$32	n.m.	$236	$(342)	n.m.

Net income (loss), as reported	$(220)	$68		$539	$977
Add (Deduct): Payroll support and voluntary Employee programs, net	—	3		—	(2,960)
Add (Deduct): Fuel hedge contracts settling in the current period, but for which losses (gains) were reclassified from AOCI	28	11		40	(8)
Deduct: Interest rate swap agreements terminated in a prior period, but for which losses were reclassified from AOCI	(17)	(1)		—	(3)
Add: Impairment of long-lived assets	—	12		35	12
Deduct: Mark-to-market impact from fuel contracts settling in current and future periods	—	(1)		(41)	(7)
Add: Loss on extinguishment of debt	1	15		193	28
Add (Deduct): Unrealized mark-to-market adjustment on available for sale securities	(3)	—		4	—
Add (Deduct): Net income (loss) tax impact of fuel and special items (a)	(15)	(22)		(47)	690
Net income (loss), excluding special items	$(226)	$85	n.m.	$723	$(1,271)	n.m.

Net income (loss) per share, diluted, as reported	$(0.37)	$0.11		$0.87	$1.61
Add (Deduct): Impact of special items	(0.01)	0.05		0.36	(4.80)
Add (Deduct): Net impact of net income (loss) above from fuel contracts divided by dilutive shares	0.02	0.02		—	(0.02)
Add (Deduct): Net income (loss) tax impact of special items (a)	(0.02)	(0.04)		(0.07)	1.12
Deduct: GAAP to Non-GAAP diluted weighted average shares difference (b)	—	—		—	(0.06)
Net income (loss) per share, diluted, excluding special items	$(0.38)	$0.14	n.m.	$1.16	$(2.15)	n.m.
(a) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.
(b) Adjustment related to GAAP and Non-GAAP diluted weighted average shares difference, due to the Company being in a Net income position on a GAAP basis versus a Net loss position on a Non-GAAP basis for the year ended December 31, 2021.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

	Three months ended			Year ended
	December 31,		Percent	December 31,		Percent
	2022	2021	Change	2022	2021	Change
Revenue passengers carried (000s)	32,899	29,425	11.8	126,586	99,111	27.7
Enplaned passengers (000s)	40,536	36,017	12.5	156,982	123,264	27.4
Revenue passenger miles (RPMs) (in millions) (a)	31,303	29,713	5.4	123,843	103,562	19.6
Available seat miles (ASMs) (in millions) (b)	37,490	36,690	2.2	148,467	132,006	12.5
Load factor (c)	83.5%	81.0%	2.5 pts.	83.4%	78.5%	4.9 pts.
Average length of passenger haul (miles)	952	1,010	(5.7)	978	1,045	(6.4)
Average aircraft stage length (miles)	713	782	(8.8)	728	790	(7.8)
Trips flown	332,402	299,481	11.0	1,298,219	1,066,934	21.7
Seats flown (000s) (d)	52,000	46,409	12.0	201,913	165,580	21.9
Seats per trip (e)	156.4	155.0	0.9	155.5	155.2	0.2
Average passenger fare	$168.42	$154.88	8.7	$169.12	$141.92	19.2
Passenger revenue yield per RPM (cents) (f)	17.70	15.34	15.4	17.29	13.58	27.3
RASM (cents) (g)	16.46	13.77	19.5	16.04	11.96	34.1
PRASM (cents) (h)	14.78	12.42	19.0	14.42	10.66	35.3
CASM (cents) (i)	17.49	13.24	32.1	15.36	10.66	44.1
CASM, excluding Fuel and oil expense (cents)	13.26	10.38	27.7	11.33	8.15	39.0
CASM, excluding special items (cents)	17.38	13.20	31.7	15.29	12.93	18.3
CASM, excluding Fuel and oil expense and special items (cents)	13.26	10.34	28.2	11.31	10.39	8.9
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	13.39	10.22	31.0	11.22	10.21	9.9
Fuel costs per gallon, including fuel tax (unhedged)	$3.50	$2.33	50.2	$3.52	$2.00	76.0
Fuel costs per gallon, including fuel tax	$3.27	$2.25	45.3	$3.10	$1.98	56.6
Fuel costs per gallon, including fuel tax (economic)	$3.18	$2.25	41.3	$3.07	$2.01	52.7
Fuel consumed, in gallons (millions)	484	465	4.1	1,922	1,668	15.2
Active fulltime equivalent Employees (j)	66,656	55,093	21.0	66,656	55,093	21.0
Aircraft at end of period (k)	770	728	5.8	770	728	5.8
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(j) Included less than 250 Employees on Extended Emergency Time Off as of December 31, 2021.
(k) Included four and six Boeing 737 Next Generation aircraft in temporary storage as of December 31, 2022 and December 31, 2021.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$9,492	$12,480
Short-term investments	2,800	3,024
Accounts and other receivables	1,040	1,357
Inventories of parts and supplies, at cost	790	537
Prepaid expenses and other current assets	686	638
Total current assets	14,808	18,036
Property and equipment, at cost:
Flight equipment	23,725	21,226
Ground property and equipment	6,855	6,342
Deposits on flight equipment purchase contracts	376	—
Assets constructed for others	28	6
	30,984	27,574
Less allowance for depreciation and amortization	13,642	12,732
	17,342	14,842
Goodwill	970	970
Operating lease right-of-use assets	1,394	1,590
Other assets	855	882
	$35,369	$36,320
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,004	$1,282
Accrued liabilities	2,043	1,624
Current operating lease liabilities	225	239
Air traffic liability	6,064	5,566
Current maturities of long-term debt	42	453
Total current liabilities	10,378	9,164

Long-term debt less current maturities	8,046	10,274
Air traffic liability - noncurrent	2,186	2,159
Deferred income taxes	1,985	1,770
Noncurrent operating lease liabilities	1,118	1,315
Other noncurrent liabilities	969	1,224
Stockholders' equity:
Common stock	888	888
Capital in excess of par value	4,037	4,224
Retained earnings	16,261	15,774
Accumulated other comprehensive income	344	388
Treasury stock, at cost	(10,843)	(10,860)
Total stockholders' equity	10,687	10,414
	$35,369	$36,320

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions) (unaudited)

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(220)	$68	$539	$977
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	367	323	1,351	1,272
Impairment of long-lived assets	—	12	35	12
Unrealized mark-to-market adjustment on available for sale securities	(3)	—	4	—
Unrealized/realized (gain) loss on fuel derivative instruments	(44)	10	(56)	(15)
Deferred income taxes	32	(62)	282	(21)
Loss on extinguishment of debt	1	15	193	28
Changes in certain assets and liabilities:
Accounts and other receivables	259	119	422	(701)
Other assets	(51)	10	(66)	75
Accounts payable and accrued liabilities	500	63	936	38
Air traffic liability	(175)	(512)	525	591
Other liabilities	(43)	172	(334)	(103)
Cash collateral received from (provided to) derivative counterparties	(28)	13	(69)	141
Other, net	(16)	16	28	28
Net cash provided by operating activities	579	247	3,790	2,322

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,355)	(180)	(3,924)	(505)
Assets constructed for others	(9)	(3)	(22)	(6)
Purchases of short-term investments	(1,379)	(1,325)	(5,592)	(5,824)
Proceeds from sales of short-term and other investments	1,810	1,325	5,792	5,071
Net cash used in investing activities	(933)	(183)	(3,746)	(1,264)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Payroll Support Program loan and warrants	—	—	—	1,136
Proceeds from Employee stock plans	12	12	45	51
Payments of long-term debt and finance lease obligations	(611)	(435)	(2,437)	(612)
Payments for repurchases and conversions of convertible debt	—	(172)	(648)	(293)
Other, net	2	31	8	77
Net cash provided by (used in) financing activities	(597)	(564)	(3,032)	359

NET CHANGE IN CASH AND CASH EQUIVALENTS	(951)	(500)	(2,988)	1,417

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	10,443	12,980	12,480	11,063

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$9,492	$12,480	$9,492	$12,480

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income (loss), non-GAAP; Other (gains) losses, net, non-GAAP; Income (loss) before income taxes, non-GAAP; Provision (benefit) for income taxes, net, non-GAAP; Net income (loss), non-GAAP; and Net income (loss) per share, diluted, non-GAAP. The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight into the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and subsequent filings.
The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed “special items” that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:
1.Proceeds related to the Payroll Support programs, which were used to pay a portion of Employee salaries, wages, and benefits;
2.Charges and adjustments to previously accrued amounts related to the Company's extended leave programs;
3.Adjustments for prior period losses reclassified from Accumulated other comprehensive income (loss) ("AOCI") associated with forward-starting interest rate swap agreements that were terminated in prior periods related to twelve -8 aircraft leases;
4.Noncash impairment charges, primarily associated with adjustments to the salvage values for previously retired airframes;
5.Unrealized mark-to-market adjustment associated with certain available for sale securities; and

6.Losses associated with the partial extinguishment of the Company's convertible notes and early prepayment of debt.

In third quarter 2022, management determined that presentation within its income statement would be enhanced by classification of Loss on extinguishment of debt as a separate line item, rather than its prior presentation where it was included as a component of Other (gains) losses, net. Such losses are incurred as a result of opportunistic decisions made by the Company to prepay portions of its debt, most of which was taken on during the pandemic in order to provide liquidity during the prolonged downturn in air travel. Due to the nature of these losses, which are difficult to accurately predict, and due to the fact that they are not representative of the Company’s day-to-day airline operating performance, the Company has included such amounts as special items and thus excluded them from certain of its non-GAAP measures in the accompanying reconciliations.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income (loss), non-GAAP; Other (gains) losses, net, non-GAAP; Income (loss) before income taxes, non-GAAP; Provision (benefit) for income taxes, net, non-GAAP; Net income (loss), non-GAAP; and Net income (loss) per share, diluted, non-GAAP.